SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)


Lifequest Medical Inc.
(Name of Issuer)


Common Stock
(Title of Class of Securities)


531928109
(CUSIP Number)



Check the following box if a fee                     /____/
    is being paid with this statement

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)





Page 1 of 5 Pages

- ----------------------------              -------------------------
Cusip No. 531928109                13G     Page 2 of 5 Pages
- ----------------------------              -------------------------
- -------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Oppenheimer Management Corporation

   I.R.S. NO. 13-2527171
- -------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                    A /   /

                    B / X /
- -------------------------------------------------------------------
3.  SEC USE ONLY
- -------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
- -------------------------------------------------------------------
NUMBER OF           5.  SOLE VOTING POWER
SHARES                  0
BENEFICIALLY        -----------------------------------------------
OWNED BY            6.  SHARED VOTING POWER
EACH                    0
REPORTING           -----------------------------------------------
PERSON WITH         7.  SOLE DISPOSITIVE POWER
                        0
                    -----------------------------------------------
                    8.  SHARED DISPOSITIVE POWER
                        0
- -------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0
- -------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *
- -------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
- -------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IA
- -------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

- ----------------------------              -------------------------
Cusip No. 531928109                13G     Page 3 of 5 Pages
- ----------------------------              -------------------------
- -------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Oppenheimer Discovery Fund

   I.R.S. NO. 22-2725700
- -------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                    A /   /

                    B / X /
- -------------------------------------------------------------------
3.  SEC USE ONLY
- -------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts
- -------------------------------------------------------------------
NUMBER OF           5.  SOLE VOTING POWER
SHARES                  0
BENEFICIALLY        -----------------------------------------------
OWNED BY            6.  SHARED VOTING POWER
EACH                    0
REPORTING           -----------------------------------------------
PERSON WITH         7.  SOLE DISPOSITIVE POWER
                        0
                    -----------------------------------------------
                    8.  SHARED DISPOSITIVE POWER
                        0
- -------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0
- -------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *
- -------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%
- -------------------------------------------------------------------
12. TYPE OF REPORTING PERSON
    IV
- -------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!





SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G
Under the Securities Exchange Act of 1934

Check the following box if a fee
         is being paid with this statement  /   /


Item 1(a)              Name of Issuer:

                       Lifequest Medical Inc.

Item 1(b)              Address of Issuer's Principal Executive Offices:

                       9601 McAllister Freeway
                       Suite 1120
                       San Antonio, TX 78216

Item 2(a)              Name of Person Filing:

                       Oppenheimer Management Corporation

Item 2(b)              Address of Principal Business Office:

                       Two World Trade Center, Suite 3400, New York, New York 10048-0203

Item 2(c)              Citizenship:

                       Inapplicable.

Item 2(d)              Title of Class of Securities:

                       Common Stock

Item 2(e)              CUSIP Number:

                       531928109

Item 3(e)               X   Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940

Item 4(a)              Amount Beneficially Owned:  0 shares

Item 4(b)              Percent of Class:  0.00%

Item 4(c)(i)           Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)          Shared power to vote or to direct the vote -  0

Item 4(c)(iii)         Sole power to dispose or to direct the disposition of
                       -  0

Item 4(c)(iv) Shared power to dispose or to direct the disposition of - 0 shares

Item 5                 Ownership to Five Percent or Less of a Class:

                       If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: X

Item 6                 Ownership of More than Five Percent on Behalf of
                       Another Person:

                       Inapplicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                       Inapplicable

Item 8                 Identification and Classification of Members of the
                       Group:

                       Inapplicable

Item 9                 Notice of Dissolution of Group:

                       Inapplicable

Item 10                Certification:

                       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE              After reasonable inquiry and to the best of my
                       knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                  February 10, 1995

Signature:             /s/ Robert G. Zack

                       ------------------------------------
Name/Title:            Robert G. Zack, Senior Vice President

SEC/LifeQue2.13g